Contact:
Investors Steve Shriner (404) 827-6714	Media Barry Koling (404) 230-5268

For Immediate Release
June 8, 2009

SunTrust Announces Completion of Common Stock Offering and

Other Capital Initiatives
Company has fulfilled 96% of SCAP Target

Atlanta — SunTrust Banks, Inc. (NYSE: STI) announced today the completion of its previously announced Common Stock offering and other initiatives that bring the Company to 96% of the Tier 1 common capital target indicated by the Federal Reserve’s Supervisory Capital Assessment Program (“SCAP”).

The Common Stock offering, which was announced June 1, resulted in a total offering of 124.2 million shares and $1.56 billion in new capital, comprised of a public offering of 108 million shares and 16.2 million shares fully exercised by the underwriters under their option to purchase additional shares. Through the combination of this equity offering and the completion of the previously announced “at the market” common stock offering, which raised approximately $258 million through the sale of 17.7 million shares before being terminated June 1, the Company has raised $1.82 billion of Tier 1 common capital. In addition, the Company has sold Visa shares for a net after-tax gain of $70 million. SunTrust also expects that, due to the successful completion of these transactions, approximately $190 million of potential deferred tax assets under the SCAP “more adverse” scenario will now contribute to the Company’s Tier 1 common capital buffer requirement. When combined with the equity offerings, these items total $2.08 billion, or 96% of the previously announced $2.16 billion of Tier 1 common indicated by the SCAP.

“The positive reaction to our stock offering underscores what we believe to be the market’s confidence in SunTrust, our strategies and, especially, our post-recession growth prospects,” said James M. Wells III, SunTrust Chairman and Chief Executive Officer. In addition, Mr. Wells noted that with less than $100 million remaining, the Company has essentially completed its common equity capital-generation obligations under SCAP. “Given the success of the equity offerings and other measures, we are carefully evaluating our remaining initiatives to determine the most advantageous course of action to quickly put the “stress test” mandates behind us,” added Mr. Wells .

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The Company’s ongoing tender offer for certain of its outstanding preferred and hybrid securities is being made pursuant to an Offer to Purchase and related letter of transmittal, copies of which are available without charge from the Information Agent for the tender offer, D.F. King & Co., who may be reached toll-free at (800) 735-3107, and banks and brokers can call collect at (212) 269-5550. This communication is for information purposes only and does not constitute an offer to buy or the solicitation of an offer to sell securities in the tender offer. The Offer to Purchase and other related documents were filed with the SEC on Schedule TO on June 1, 2009 and may be obtained without charge at the SEC’s internet site (http://www.sec.gov). Holders of eligible securities are urged to read the Offer to Purchase and related letter of transmittal which include important information about the tender offer.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of March 31, 2009, SunTrust had total assets of $179.1 billion and total deposits of $119.0 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and capital markets services.

Important Cautionary Statement About Forward-Looking Statements

This news release may contain forward-looking statements. Statements regarding our expectations with respect to our capital plan, the components and size thereof, and our ability to implement our capital plan are forward-looking statements. Also, any statement that does not describe historical or current facts, including statements about beliefs and expectations, is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Such statements are based upon the current beliefs and expectations of management and on information currently available to management. Such statements speak as of the date hereof, and we do not assume any obligation to update the statements made herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.  Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include the following: changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital or liquidity; our stock price can be volatile and current levels of market volatility are unprecedented, and these could impede our ability to increase our Tier 1 Common Equity; the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; regulation by federal and state agencies could adversely affect our business, revenue, and profit margins; recently declining values of residential real estate, increases in unemployment, and the related effects on local economics may increase our credit losses, which would negatively affect our financial results; deteriorating credit quality, particularly in real estate loans, has adversely impacted us and may continue to adversely impact us; and any reduction in our credit rating could increase the cost of our funding from the capital markets. Additional factors can be found at Item 1A of our annual report on Form 10-K, at Part II Item 1A of our quarterly reports on Form 10-Q, and in our current reports on Form 8-K, each filed with the SEC and available at the SEC’s internet site (http://www.sec.gov).

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